Exhibit 99.1

July 14, 2015

Fellow Employees:
As all of you are aware, our share price has been hit hard in recent quarters by steep declines in commodity prices, lack of investor interest in the resource sector, and instability in the global financial markets. Just a year ago, our molybdenum mines were up and running, molybdenum was selling above $13 per pound, and the copper price was holding steady above $3.00 per pound. During the second half of 2014, metals prices started to decline, and by the end of the year, we had to suspend operations at our molybdenum mines, layoff valuable employees, and write-off inventory and assets in our molybdenum business. The prices of copper and molybdenum have declined further during the first six months of 2015, and volatility remains high, as economic instability in China and Europe persists. We expect the molybdenum price to continue to be depressed for several years. As for the copper price, we expect some price softness in the near term along with continued volatility, but we anticipate a steady increase in the price in the years to come as a result of continued demand growth and limited growth in supply.

I have been in the mining industry for over 30 years, and while volatility in a commodity-based industry is not new to me, it does not make the harsh realities of workforce reductions, suspended operations, reduced revenues, and tighter margins any easier. Unstable times lead to uncertainty, and the recent declines in our share price reflect this uncertainty. However, I remain confident that our substantial copper and gold reserves and operating results at our recently completed Mount Milligan Mine represent an excellent platform to create value for all of our stakeholders.

The rest of the executive management team and I are committed to our Company’s success. To do that we must all remain focused on our strategic goals:

•	To complete the ramp up of Mount Milligan Mine by year-end;

•	To continue to diversify our operating cash flow at our Langeloth metallurgical facility in order to offset the holding cost of our two molybdenum mines;

•	To contain costs throughout the Company; and

•	To actively execute our debt reduction and refinancing measures to reduce interest costs and to extend the maturities of our bonds.

We recognize that, as a Company in transition, we are faced with many challenges in this market, but we are confident that we can achieve our goals. With your continued hard work and dedication, we have made good progress to date. We have achieved:

•	Improved safety performance during the first half of 2015;

•	Significant operating improvements at Mount Milligan Mine during the second quarter;

•	Positive cash flow from our molybdenum business;

•	A strong cash balance of approximately $211 million as of June 30, 2015;

•	Important steps in transitioning the business model at Langeloth to a world-class conversion and tolling facility; and

•	Continued reductions to our outstanding debt balance.

As we continue to execute our business strategy, we remain optimistic about our Company’s future. We estimate our 2015 copper unit cash costs on a by-product basis will be approximately $0.70 to $0.90 per pound and our 2015 copper production to be 70 to 90 million pounds. This makes Mount Milligan one of the lowest cost copper producers in the world, on a by-product basis. Using the mid-range of our guidance, the cash we expect to generate in 2015 will be significant at $136 million, based on the current copper price of $2.50 per pound.

Although we cannot control metal prices or global markets, we can control our safety performance, operational performance, and costs. We must all continue to work as a collaborative team to control the things we can to ensure the long-term growth and success of our Company.

I’d like to thank each of you for your commitment and dedication to Thompson Creek Metals Company during these challenging times. I ask each of you to continue your hard work and commitment to ensure that we all benefit from the opportunities that lie ahead for our Company.

Sincerely,
Jacques Perron
President and Chief Executive Officer